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                                                Filed Pursuant to Rule 424(b)(3)
                                                          File Numbers 333-92315
                                                                    333-92315-01


                 Subject to Completion, dated December 13, 2001
                           $454,812,000 (Approximate)
                      Conseco Finance Securitizations Corp.
                                     Seller
                              Conseco Finance Corp.
                             Servicer and Originator
                Manufactured Housing Contract Senior/Subordinate
                            Pass-Through Certificates
                                  Series 2001-4

Recent Developments

         On November 21, 2001, Fitch, Inc. lowered its rating of Conseco Finance's senior long-term debt from "B" to "CCC," and on November 12, 2001 Moody's Investors Service, Inc. placed its rating of Conseco Finance's senior long-term debt on review for possible downgrade. On December 11, 2001, Standard & Poor's Ratings Services placed its ratings of Conseco Finance's long-term debt on review for possible downgrade. We cannot assure you that downgrades of Conseco Finance's ratings will not occur. A downgrade of Conseco Finance's ratings could adversely affect Conseco Finance's liquidity and funding sources, including the ability to maintain or renew warehouse funding facilities.

         This supplement was attached to the Preliminary Prospectus Supplement and Prospectus each dated December 5, 2001 and filed with the SEC on December 5, 2001.